EXHIBIT 99.1
PRESS RELEASE

Date:	June 12, 2008

From:	MutualFirst Financial, Inc.

For Publication:	Immediate

Contact:	David W. Heeter (765) 747-2880

MutualFirst Financial Holds Annual Meeting

Muncie, Indiana – June 12, 2008 – The  annual meeting of stockholders of MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for Mutual Federal Savings Bank, was one of the most significant in its storied history.

Stockholders acted on four items, including the approval of the issuance of shares of MutualFirst Financial, Inc. common stock in connection with the merger of MFB Corp. with MutualFirst.

“We are so appreciative of the confidence our stockholders and customers have in us.  The partnership with MFB will give us an opportunity to expand our franchise, and increase the breadth of services we will offer,” said David Heeter, President and CEO of MutualFirst.

The merger agreement provides that stockholders of MFB have the right to elect to receive 2.59 shares of MutualFirst common stock or $41.00 in cash, or a combination of both, for each share of MFB common stock owned by them, subject to reallocation and proration procedures to ensure that 80% of the aggregate purchase price is paid in stock and the remaining 20% in cash.  The merger was approved by the boards of directors of both companies in January of this year and, with MFB stockholders having approved the merger agreement at a special meeting also held Wednesday, has stockholder approval from both entities.  Regulatory approvals are still pending.

Mutual Federal Savings Bank, headquartered in Muncie, IN, has $960 million in assets and operates twenty-two offices in Delaware, Elkhart, Grant, Kosciusko, Randolph and Wabash Counties.

MFB Financial, headquartered in Mishawaka, IN, is a diversified financial institution, currently operating fourteen offices in Saint Joseph, Elkhart and Hamilton counties in Indiana and a Loan Origination office in New Buffalo, Michigan.  With $510 million in assets, the institution offers a broad range of retail and commercial financial products and services, and manages over $400  million in wealth management assets.

"We are thrilled to have the opportunity to leverage our outstanding ability to deliver products and services over a larger geographic region," Charles J. Viater, President and CEO of MFB commented.  Viater continued, "We have been able to build a very strong platform for business banking and trust services, and now we can expand those lines of business.  In addition, MFB stockholders and employees will be matched with an organization that shares the same values and desire to serve the customer."

The two organizations will form a financial institution of nearly $1.5 billion in assets serving customers through thirty-two banking offices in eight counties in Indiana.  With aggregate deposits of more than $1.0 billion, the combined institution's market share will rank among the top twenty financial institutions conducting business in the state of Indiana, with combined stockholders' equity exceeding $131 million and a market capitalization nearing $100 million.

"Our merger with MFB will allow us to create scale, giving us the ability to better compete in all of our markets by improving the efficiency of delivering a broad array of financial products and services.  This is good for our customers,” said Heeter.  “It is also good for our stockholders as we constantly seek ways to improve performance. We are pleased to add a talented and seasoned group of managers and staff to our organization, as this is a key element to success in today's challenging banking environment."

Also at the MutualFirst annual meeting, the stockholders approved the MutualFirst Financial, Inc. 2008 Stock Option and Incentive Plan and ratified the appointment of BKD, LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.   The stockholders also re-elected three members to the Boards of Directors. The Directors re-elected for three year terms were Linn A. Crull, Wilbur R. Davis and Jon R. Marler.

Mr. Linn A. Crull has served on the Board since 1997.  He is a certified public accountant and is a member and managing partner of the accounting firm of Whitinger & Company, LLC, Muncie, Indiana, since 1979.

Mr. Wilbur R. Davis has served on the Board since 1991.  He is the Chairman of the Boards of Directors of the Company and the Bank.  He is also President and co-founder of Ontario Systems, LLC, a computer software company located in Muncie, Indiana, since 1980.

Mr. Jon R. Marler has served on the Board since 2000.  He is the President and owner of Carico Systems since 1999, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana.  He is also Senior Vice President of Ralph M. Williams and Associates, a real estate developer located in Marion, Indiana, since 1987.  Mr. Marler served as a director of Marion Capital Holdings, Inc., which merged with the Company in December 2000.

MutualFirst Financial, Inc. is the holding company for Mutual Federal Savings Bank.  The Bank was charter in 1889, and offers financial services through the Internet and a network of twenty-two banking offices located in Delaware, Elkhart, Grant, Kosciusko, Randolph and Wabash Counties in Northeastern Indiana.

Forward-Looking Statements:
Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by MutualFirst Financial, Inc. (“MutualFirst”) with the Securities and Exchange Commission from time to time.

Additional Information:
MutualFirst has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC, in connection with the proposed merger of MFB Corp. (“MFB”) with and into MutualFirst Acquisition Corp., a wholly owned subsidiary of MutualFirst.  The registration statement includes a joint proxy statement of MutualFirst and MFB that also constitutes a prospectus of MutualFirst (the “joint proxy statement/prospectus”), which has been sent to the stockholders of MutualFirst and MFB.  Stockholders are advised to read the joint proxy statement/prospectus, which is contained within the amended Registration Statement on Form S-4 filed by MutualFirst with the SEC on April 25, 2008, because it contains important information about MutualFirst, MFB and the proposed transaction.  The joint proxy statement/prospectus, and other documents relating to the merger filed by MutualFirst and MFB, can be obtained free of charge from the SEC’s website at www.sec.gov.   These documents also can be obtained free of charge by accessing MutualFirst’s website at www.mfsbank.com.  Alternatively, these documents can be obtained free of charge from MutualFirst upon written request to MutualFirst Financial, Inc., Secretary, 110 E. Charles St., Muncie, Indiana 47305 or by calling (765) 747-2800, or from MFB, upon written request to MFB Corp., Secretary, 4100 Edison Lakes Parkway, Mishawaka, Indiana 46545 or by calling (574) 277-4200.